FOR IMMEDIATE RELEASE

Analyst Contact	Media Contact
Jon Puckett Vice President/Investor Relations Affiliated Computer Services, Inc. 214-841-8281 jon.puckett@acs-inc.com	Lesley Pool Senior Vice President/Chief Marketing Officer Affiliated Computer Services, Inc. 214-841-8028 lesley.pool@acs-inc.com

ACS Announces Date for Delayed 2006 Annual Meeting of Stockholders

DALLAS, TEXAS: December 29, 2006 – Affiliated Computer Services, Inc. (NYSE: ACS), a premier provider of business process outsourcing and information technology solutions, announced that its Board of Directors has determined that the Company’s 2006 Annual Meeting of Stockholders will be held on June 7, 2007, at a time and place to be announced in the Company’s notice of annual meeting and proxy statement. Stockholders of record at the close of business on April 13, 2007 (the record date established by the Board of Directors), will be entitled to vote at the 2006 Annual Meeting or any adjournment thereof.

Stockholders are entitled to present proposals for action at future meetings if they comply with our bylaws and the requirements of the proxy rules promulgated by the Securities and Exchange Commission. To be eligible for inclusion in our proxy statement that will be sent to stockholders in connection with the 2006 Annual Meeting, a stockholder proposal must be received at our principal executive offices, 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: William L. Deckelman, Jr., Corporate Secretary, no later than January 19, 2007. For a proposal that is not included in the proxy statement to be properly brought before the 2006 Annual Meeting by a stockholder, such proposal must be delivered to our principal executive offices, 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: William L. Deckelman, Jr., Corporate Secretary, no later than January 19, 2007. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority with respect to proxies.

The Company will file a proxy statement on Schedule 14A with the SEC in connection with its 2006 Annual Meeting, which, when filed, will be mailed to stockholders of record and available free of charge at the SEC’s website at http://www.sec.gov. We also will provide a copy of these materials without charge on our web site at www.acs-inc.com under the Investor Relations caption. Investors and stockholders are advised to read the proxy statement, when available, because it will contain important information.

ACS, a global FORTUNE 500 company with more than 58,000 people supporting client operations reaching nearly 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.

The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.